Exhibit 99.1

Date:    February 26, 2004
Contact: Tracy H. Krumme, Director, Investor Relations, Fuel-Tech N.V.,
         (203) 425-9830
         Vincent J. Arnone, Chief Financial Officer; Fuel-Tech N.V.,
         (630) 845-4500


FOR IMMEDIATE RELEASE
---------------------


                    FUEL-TECH N.V. REPORTS FOURTH QUARTER AND
                                YEAR-END RESULTS

         STAMFORD, Conn.- February 26, 2004 -- Fuel-Tech N.V., (Nasdaq: FTEK), a world leader in advanced engineering solutions for the optimization of combustion systems for utility and industrial customers, today reported results for the fourth quarter and year ended December 31, 2003.

         For the quarter, net sales were $7.6 million, compared to $11.4 million in the fourth quarter of 2002. The net loss for the quarter was $280,000 or ($0.01) per diluted share, compared to net income of $1.3 million or $0.06 per diluted share, in the same quarter a year ago.

         Net sales for the year were $35.7 million, up 10% from $32.6 million in 2002. Net income for the full year was $1.1 million, or $0.05 per diluted share, compared with $3.1 million, or $0.14 per diluted share in 2002.

          Steven C. Argabright, President and Chief Operating Officer, commented, "The shortfall in net income was due primarily to margin erosion on air pollution control projects, as turnkey projects represented a greater percentage of the product mix versus the prior year. These turnkey projects, which include the installation scope, have higher contract values but lower gross margins than contracts that include just our traditional scope. Contributing to the reduction in earnings were higher SG&A costs, which were up 23% in the fourth quarter vs. last year, and up 14% in the twelve-month period vs. last year. This increase was primarily attributable to the addition of sales and marketing resources for the FUEL CHEM(R) business and to revenue-related selling expenses. We believe that our FUEL CHEM infrastructure is now in place to support future growth opportunities."

         Mr. Argabright continued, "During the year, we saw significant growth from our FUEL CHEM business, as revenues were up 43% in the fourth quarter from last year and up 45% year over year. This was attributable to our increased penetration of the Western coal-fired utility market, as well as an increase in our more traditional oil-fired business.

         Mr. Argabright continued, "We continue to be extremely excited about the growth opportunities in our FUEL CHEM(R) business. We have identified several large utilities that we believe are important in achieving critical mass, both due to the leadership positions these utilities enjoy, as well as the revenue opportunities available to provide our TIFI technology to multiple units within their facilities. We are very pleased that within the last two months, we have announced demonstrations at two of these major utilities. These two demonstrations will be on the largest boilers that we have worked on to date. Successful demonstrations at these major utilities should lead to increased penetration of our technology, both within these utilities and at new customers. We expect additional orders for demonstrations in the near future and look forward to strong revenue growth from this business. As we have stated before, we expect 2004 year-over-year growth in the FUEL CHEM business of approximately 75%."

         Mr. Argabright concluded, "Air pollution control revenues for the year were at the same level as the prior year, while revenues for the fourth quarter were down 50% from the previous year. This shortfall in the fourth quarter is due primarily to the reasons we have identified in the past, which include: recent rulings and uncertainty regarding New Source Review, financial issues and constraints at utility companies, mild summer and winter weather that lead to lower power generation and lower emissions, and lower NOx allowance pricing in 2004 which provides utilities with a short-term alternative for meeting SIP Call requirements. It is important to note that these revenues are not going away, but are merely being postponed. As we have stated before, we expect the air pollution control business to pick up significantly in the second half of this year and be strong in 2005 and 2006."

Conference Call

         As a reminder, Fuel-Tech N.V will be hosting a telephone conference call at 10:00 AM EST on Thursday, February 26th, 2004, to discuss further its fourth quarter and year-end results. This conference will simultaneously be broadcast over the Internet at www.fueltechnv.com and can be accessed under the subheading of "Investors" on the homepage.

About Fuel-Tech N.V.

         Fuel-Tech N.V. is a leading technology company providing proprietary advanced engineering solutions for the optimization of combustion systems for utility and industrial customers. The Company's NOx reduction processes, which include the NOxOUT(R), NOxOUT CASCADE(R), NOxOUT ULTRA(R), Rich Reagent Injection (RRI) and NOxOUT SCR(R) technologies, have established Fuel-Tech N.V. as a leader in post-combustion NOx control systems, which are installed on over 300 units worldwide.

         New technologies that have grown out of the core NOx reduction business form the basis of the FUEL CHEM(R) and ACUITIV(TM) businesses. FUEL CHEM technology centers around the unique application of chemicals to improve the performance of combustion application of chemicals to improve the performance of combustion units while the Company's ACUITIV business includes high-end visualization software that was developed as part of Fuel Tech's sophisticated Computational Fluid Dynamics (CFD) modeling techniques utilized to predict the behavior of industrial processes. The Company's FUEL CHEM products are being applied to over 80 combustion units burning a variety of fuels. For more information, visit Fuel-Tech N.V.'s web site at www.fueltechnv.com.

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that Fuel Tech files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.



                                    --more--
                               (Tables to Follow)

                                 FUEL-TECH N.V.
                           CONSOLIDATED BALANCE SHEETS
                (in thousands of U.S. Dollars, except share data)


                                                                        December 31          December 31
                                                                            2003                 2002
                                                                        --------------------------------
Assets
Current assets:
   Cash and cash equivalents                                              $  7,812             $ 10,939
   Accounts receivable, net of allowances for doubtful
    accounts of $401 and $107, respectively                                  6,095                8,849
   Inventories                                                                 312                  420
   Prepaid expenses and other current assets                                   795                  744
                                                                          -----------------------------
Total current assets                                                        15,014               20,952

Equipment, net of accumulated depreciation of $6,165 and
    $5,118, respectively                                                     2,127                2,123
Goodwill, net of accumulated amortization of $924                            2,119                2,119
Other intangible assets                                                      1,274                    -
Other assets                                                                 1,064                  675
                                                                          -----------------------------
Total assets                                                              $ 21,598             $ 25,869
                                                                          =============================

Liabilities and Shareholders' equity
Current liabilities:
   Accounts payable                                                       $  2,244             $  5,065
   Accrued liabilities:
     Employee compensation                                                     797                  802
     Other accrued liabilities                                                 947                1,138
                                                                          -----------------------------
Total current liabilities                                                    3,988                7,005

Note payable                                                                     -                1,800
Other liabilities                                                              299                  259
                                                                          -----------------------------
Total liabilities                                                            4,287                9,064

Shareholders' equity:
Common stock, $.01 par value, 40,000,000 shares authorized,
   19,621,503 and 19,613,817 shares issued, respectively                       196                  196
Additional paid-in capital                                                  89,698               90,315
Accumulated deficit                                                        (72,030)             (73,150)
Accumulated other comprehensive income                                          48                   10
Treasury stock                                                              (1,133)              (1,098)
Nil coupon perpetual loan notes                                                532                  532
                                                                          -----------------------------
Total shareholders' equity                                                  17,311               16,805
                                                                          -----------------------------
Total liabilities and shareholders' equity                                $ 21,598             $ 25,869
                                                                          =============================


                                 FUEL-TECH N.V.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands of U.S. dollars, except share data)

                                                             Three Months Ended               Twelve Months Ended
                                                                December 31                       December 31
                                                            2003            2002              2003            2002
                                                        -----------------------------     -----------------------------
Net sales                                               $      7,554     $     11,352     $     35,736     $     32,627

Costs and expenses:
Cost of sales                                                  4,377            7,057           21,789           18,232
Selling, general and administrative                            3,094            2,507           11,659           10,232
Research and development                                         367              414            1,287            1,455
                                                        ------------     ------------     ------------     ------------

Operating (loss) income                                         (284)           1,374            1,001            2,708

Income from equity interest in affiliates                          -                -                -              196
Interest expense                                                   -              (22)             (25)            (136)
Other income (expense), net                                        4             (115)             144              139
                                                        ------------     ------------     ------------     ------------

(Loss) income before taxes                                      (280)           1,237            1,120            2,907

Income tax benefit                                                 -              100                -              150
                                                        ------------     ------------     ------------     ------------

Net (loss) income                                       $       (280)    $      1,337     $      1,120     $      3,057
                                                        ============     ============     ============     ============

Net (loss) income per common share:

     Basic                                              $       (.01)    $        .07     $        .06     $        .16
                                                        ============     ============     ============     ============
     Diluted                                            $       (.01)    $        .06     $        .05     $        .14
                                                        ============     ============     ============     ============

Average number of common shares outstanding:

     Basic                                                19,686,000       19,503,000       19,637,000       19,350,000
                                                        ============     ============     ============     ============
     Diluted                                              19,686,000       21,870,000       22,412,000       22,437,000
                                                        ============     ============     ============     ============